EXHIBIT 10.01

                          MONTGOMERY REALTY GROUP, INC.
                             400 Oyster Point Blvd.
                                    Suite 415
                          South San Francisco, CA 94080
                            Telephone: (650) 266-8080
                            Facsimile: (650) 266-8089

                                November 3, 2004


Mr. Eli Shiri
Chief Executive Officer
Dynamic Sciences International, Inc.
6130 Variel Avenue
Woodland Hills, CA 91604

              Re: Line of Credit Secured by Stock Conversion Option

Dear Mr. Shiri:

         Montgomery Realty Group, Inc. (Montgomery) hereby makes the following investment offer to Dynamic Sciences International, Inc. (Dynamic). Montgomery will provide a One Hundred Twenty Thousand Dollar ($120,000) line of credit to Dynamic Sciences International, Inc. on the following terms and conditions:

         1. Money drawn under the line of credit will be advanced directly from Montgomery to Dynamics, upon submittal by Dynamics of an invoice or other appropriate documentation for any of the following expenses:

         A. An independant third party Certified Public Accounting firm acceptable to Montgomery to audit Dynamic's books and records so as to prepare financial statements and SEC filings sufficient to bring Dynamics' SEC compliance status current;

         B. Montgomery will also advance money under said line of credit to obtain a "fair market value" business evaluation by an independent third party consultant mutually by Montgomery and Dynamics.

         C. Montgomery will also advance money under said line of credit to allow Dynamic to hire attorneys to review legal documents involving this transaction, but not to exceed ten thousand dollars ($10,000).

         D. Such other matters as Montgomery may from time to time permit based upon the mutual business interests of Montgomery and Dynamics.

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Dynamic Sciences International, Inc.
November 3, 2004
Page Two


         2. In consideration of this line of credit, Dynamic will execute a promissory note to Montgomery in the full amount of the line of credit (i.e. $120,000) which promissory note shall have a one year maturity and bear interest at the rate of seven percent (7%) per annum, payable annually. In no event shall Dynamics be liable under said promissory note for more money (together with interest accrued thereon) than is actually drawn by Dynamics under the line of credit.

         3. Additionally, as part of the line of credit agreement, Dynamics shall execute an agreement whereby Montgomery, at Montgomery's sole discretion, may convert the outstanding balance on the line of credit into common stock shares of Dynamic at a conversion price of Seven Cents ($0.07) per share.

         4. Documentation for the line of credit, conversion option and business terms agreement shall be drafted and executed by and between Montgomery and Dynamics within ten (10) days of the date hereof.

         Montgomery and Dynamic also agree that subject to the findings of the business evaluation, Montgomery and Dynamics shall enter into a merger agreement whereby all of the issued and outstanding stock of Dynamics is converted into the stock of Montgomery, either by merger or tender offer. Said merger or tender offer shall be on such price and terms as the parties may agree upon in good faith, with said price and terms to be determined within thirty (30) days of the receipt by Montgomery of the business date hereof.

         Montgomery and Dynamics shall employ the services of Kruse, Landa, Maycock & Ricks to provide securities law advice and to prepare the necessary disclosure and merger documents to effectuate such a result. Said merger shall take the form of (a) a stock for stock merger; (b) a statutory merger; or (c) a tender offer to the current shareholders.

         Appropriate disclosure documentation for the merger or tender offer shall be drafted by Montgomery's in house counsel and by Kruse, Landa, Maycock & Ricks. Said documentation to be completed within thirty (30) days after the business evaluation report is received and the price, terms and mechanism of the merger or tender offer are decided upon by Montgomery and Dynamics.

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Dynamic Sciences International, Inc.
November 3, 2004
Page Three


         The foregoing offer is intended to be a binding contractual arrangement. However, as set forth above, more detailed agreements will be drafted, as set forth above to ensure both adequate documentation of the contractual arrangements and to keep Montgomery and Dynamics in compliance with all of the requirements of the Securities and Exchange Commission and other regulatory bodies. This proposal shall remain open until 5:00 p.m. November 5, 2004.

         From the time that Dynamic accepts this proposal until such time as the merger is completed Dynamic will refrain from seeking other funding sources and/or other merger partners and will negotiate, in good faith, exclusively with Montgomery; provided, however, that in no event shall this exclusive negotiation provision exceed ninety (90) days from the date hereof, unless a tender offer or merger process has begun and by their own terms additional time is required to complete the tender offer or merger.

         Montgomery and Dynamic shall keep the terms and conditions of the transaction contemplated by this proposal confidential. Dynamic shall not disclose any information regarding this proposal to any person outside of Dynamic other than with attorneys, accountants and similar professionals that may assist Dynamic in analyzing this proposal. Dynamic shall make no disclosure to third parties nor use this proposal to solicit other offers.

         This agreement may be executed by facsimile and may be executed in counterparts, each of which shall be deemed an original. This agreement shall be deemed a binding agreement as to all matters set forth herein and an agreement to agree as to all matters not currently documented or finally determined by the parties as of the date hereof.

         We believe that the prospective merger of Montgomery and Dynamics that may arise as a result of this proposal will create a company with both existing financial strength and a great deal of future financial potential.

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Dynamic Sciences International, Inc.
November 3, 2004
Page Four


         If you have any questions please contact Mr. Dinesh Maniar, the President of Montgomery, or James T. Graeb, Esq. the corporate counsel to Montgomery at (650) 266-8080. We look forward to your response.

                                        Sincerely,



                                        /s/ Dinesh Maniar
                                        --------------------------------
                                        Dinesh Maniar
                                        President
                                        Montgomery Realty Group, Inc.

AGREED & ACCEPTED:


/s/ Eli Shiri
- -------------------------------------        /s/ Keith A. Cannon
Mr. Eli Shiri                               ------------------------------
Chief Executive Officer                     Keith A. Cannon
Dynamic Sciences International, Inc.        Chairman Audit Committee
Dated: November 5, 2004                     Montgomery Realty Group, Inc.